FIFTH AMENDMENT TO LEASE
THIS FIFTH AMENDMENT TO LEASE (this “Fifth Amendment”) is made as of August 28, 2019, by and between ARE-TECH SQUARE, LLC, a Delaware limited liability company (“Landlord”), and MODERNATX, INC., a Delaware corporation, formerly known as Moderna Therapeutics, Inc. (“Tenant”).
RECITALS
A.    Landlord and Tenant are now parties to that certain Lease Agreement dated as of May 26, 2016, as amended by that certain First Amendment to Lease dated as of August 31, 2016, as further amended by that certain Second Amendment to Lease dated as of December 31, 2016, as further amended by that certain Third Amendment to Lease dated April 24, 2017, and as further amended by that certain Fourth Amendment to Lease dated as of April 13, 2018 (as amended, the “Lease”). Pursuant to the Lease, Tenant leases certain premises consisting of approximately 124,760 rentable square feet of space (“Premises”) in that certain building located at 200 Technology Square, Cambridge, Massachusetts (“Building”). The Premises are more particularly described in the Lease. Capitalized terms used herein without definition shall have the meanings defined for such terms in the Lease.
B.    The Lease is currently scheduled to expire on December 31, 2027.
C.    Landlord and Tenant are also parties to that certain Lease Agreement dated as of August 10, 2015, as the same has been amended by that certain letter agreement dated as of April 1, 2016 (as amended, the “500 Building Lease”), pursuant to which Tenant leases from Landlord approximately 61,618 rentable square feet (“500 Premises”) in that certain building located at 500 Technology Square, Cambridge, Massachusetts. Concurrently with the mutual execution and delivery of this Fifth Amendment by Tenant, Landlord and Tenant are entering into an amendment to the 500 Building Lease (the “500 Lease Amendment”) pursuant to which Tenant is required to surrender (i) a portion of the 500 Premises (the “Initial 500 Surrender Premises”) on November 30, 2019 the (the “Initial 500 Surrender Date”), and (ii) the balance of the 500 Premises (the “Subsequent 500 Surrender Premises”) on April 30, 2020 (the “Subsequent 500 Surrender Date”).
D.    Landlord and Tenant desire, subject to the terms and conditions set forth below, to amend the Lease to (i) extend the Base Term of the Lease through December 31, 2029 (the “Fifth Amendment Expiration Date”), and (ii) make available a tenant improvement allowance to Tenant in the amount of $2,346,000 for the design and construction of improvements by Tenant pursuant to the Work Letter attached hereto as Exhibit A (“Fifth Amendment Work Letter”).
NOW, THEREFORE, in consideration of the foregoing Recitals, which are incorporated herein by this reference, the mutual promises and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.
Base Term. The Base Term of the Lease is hereby extended with respect to the entire Premises through the Fifth Amendment Expiration Date. Tenant’s occupancy of the Premises through the Fifth Amendment Expiration Date shall be on an “as-is” basis and, except as otherwise expressly provided in Section 3 below, Landlord shall have no obligation to provide any tenant improvement allowance or make any alterations to the Premises.

2.
Base Rent. Tenant shall continue to pay Base Rent as provided in the Lease through December 31, 2027. Thereafter, Base Rent shall continue to increase by the Rent Adjustment Percentage on each January 1st during the Base Term through the Fifth Amendment Expiration Date.

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Notwithstanding anything the contrary contained in the Lease or in this Fifth Amendment, so long as Tenant is not then-currently in default under the Lease or in default under the 500 Lease (beyond any applicable notice and cure periods), then Tenant shall receive a credit against Base Rent due under the Lease in the amount of $620,000, which shall be applied to the Base Rent first coming due on December 1, 2019, and Base Rent coming due immediately thereafter until such rent credit is exhausted. If Tenant is in default under the Lease or in default under the 500 Lease as of December 1, 2019, and subsequently cures such default, Tenant shall receive such credit to Base Rent following Tenant’s cure of such default, and such credit shall be applied to Base Rent commencing on the date that such default has been cured by Tenant.
Notwithstanding anything the contrary contained in the Lease or in this Fifth Amendment, so long as Tenant is not default under the Lease or in default under the 500 Lease (beyond any applicable notice and cure periods), then Tenant shall receive an additional credit against Base Rent due under the Lease in the amount of $330,000, which shall be applied to the Base Rent first coming due on April 1, 2020, and Base Rent coming due immediately thereafter until such rent credit is exhausted. If Tenant is in default under the Lease or in default under the 500 Lease as of April 1, 2020, and subsequently cures such default, Tenant shall receive such credit to Base Rent following Tenant’s cure of such default, and such credit shall be applied to Base Rent commencing on the date that such default has been cured by Tenant.

3.
Tenant Improvements. Landlord shall make available a tenant improvement allowance to Tenant in the amount of $2,346,000 for the design and construction of improvements by Tenant pursuant to the Fifth Amendment Work Letter.

4.
Brokers. Landlord and Tenant each represents and warrants that it has not dealt with any broker, agent or other person (collectively, “Broker”) in connection with the transaction reflected in this Fifth Amendment and that no Broker brought about this transaction, other than Jones Lang LaSalle. Landlord and Tenant each hereby agrees to indemnify and hold the other harmless from and against any claims by any Broker claiming a commission or other form of compensation by virtue of having dealt with Tenant or Landlord, as applicable, with regard to this Fifth Amendment.

5.
OFAC. Tenant and all beneficial owners of Tenant are currently (a) in compliance with and shall at all times during the Term of the Lease remain in compliance with the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of Treasury and any statute, executive order, or regulation relating thereto (collectively, the “OFAC Rules”), (b) not listed on, and shall not during the term of the Lease be listed on, the Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List or the Sectoral Sanctions Identifications List, which are all maintained by OFAC and/or on any other similar list maintained by OFAC or other governmental authority pursuant to any authorizing statute, executive order, or regulation, and (c) not a person or entity with whom a U.S. person is prohibited from conducting business under the OFAC Rules.

6.	Miscellaneous.
a.    This Fifth Amendment is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions. This Fifth Amendment may be amended only by an agreement in writing, signed by the parties hereto.
b.    This Fifth Amendment is binding upon and shall inure to the benefit of the parties hereto, their respective successors and assigns.

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c.    This Fifth Amendment may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature process complying with the U.S. federal ESIGN Act of 2000) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. Electronic signatures shall be deemed original signatures for purposes of this Fifth Amendment and all matters related thereto, with such electronic signatures having the same legal effect as original signatures.
d.    Except as amended and/or modified by this Fifth Amendment, the Lease is hereby ratified and confirmed and all other terms of the Lease shall remain in full force and effect, unaltered and unchanged by this Fifth Amendment. In the event of any conflict between the provisions of this Fifth Amendment and the provisions of the Lease, the provisions of this Fifth Amendment shall prevail. Whether or not specifically amended by this Fifth Amendment, all of the terms and provisions of the Lease are hereby amended to the extent necessary to give effect to the purpose and intent of this Fifth Amendment.
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IN WITNESS WHEREOF, the parties hereto have executed this Fifth Amendment as of the day and year first above written.
TENANT:
MODERNATX, INC.,
a Delaware corporation
By: /s/ Stephane Bancel
Its: Chief Executive Officer

LANDLORD:
ARE-TECH SQUARE, LLC,
a Delaware limited liability company
By:    ARE-MA REGION NO. 31, LLC,
    a Delaware limited liability company,
    its manager
By:    ALEXANDRIA REAL ESTATE EQUITIES, L.P.,
        a Delaware limited partnership,
        managing member
By:    ARE-QRS CORP.,
            a Maryland corporation,
            general partner
By: /s/ Jackie Clem
            Name: Senior Vice President
            Title: RE Legal Affairs

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Exhibit A
Fifth Amendment Work Letter
THIS FIFTH AMENDMENT WORK LETTER (this “Fifth Amendment Work Letter”) is incorporated into that certain Lease Agreement dated as of May 26, 2016 (the “Original Lease”), as amended by that certain First Amendment to Lease dated as of August 31, 2016, as further amended by that certain Second Amendment to Lease dated as of December 31, 2016, as further amended by that certain Third Amendment to Lease dated April 24, 2017, as further amended by that certain Fourth Amendment to Lease dated as of April 13, 2018, and as further amended by that certain Fifth Amendment to Lease of even date herewith (the “Fifth Amendment”), by and between ARE-TECH SQUARE, LLC, a Delaware limited liability company (“Landlord”), and MODERNA THERAPEUTICS, INC., a Delaware corporation (“Tenant”). Any initially capitalized terms used but not defined herein shall have the meanings given them in the Lease.
1.    General Requirements.
(a)Tenant’s Authorized Representative. Tenant designates Juan Andres (“Tenant’s Representative”) as the only person authorized to act for Tenant pursuant to this Fifth Amendment Work Letter. Landlord shall not be obligated to respond to or act upon any request, approval, inquiry or other communication (“Communication”) from or on behalf of Tenant in connection with this Fifth Amendment Work Letter unless such Communication is in writing from Tenant’s Representative. Tenant may change Tenant’s Representative at any time upon not less than 5 business days advance written notice to Landlord.
(b)Landlord’s Authorized Representative. Landlord designates Tim White and Mike Carli (either such individual acting alone, “Landlord’s Representative”) as the only persons authorized to act for Landlord pursuant to this Fifth Amendment Work Letter. Tenant shall not be obligated to respond to or act upon any request, approval, inquiry or other Communication from or on behalf of Landlord in connection with this Fifth Amendment Work Letter unless such Communication is in writing from Landlord’s Representative. Landlord may change either Landlord’s Representative at any time upon not less than 5 business days advance written notice to Tenant.
(c)Architects, Consultants and Contractors. Landlord and Tenant hereby acknowledge and agree that the architect (the “TI Architect”) for the Tenant Improvements (as defined in Section 2(a) below), the general contractor and any subcontractors for the Tenant Improvements shall be selected by Tenant, subject to Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed. Landlord shall be named a third party beneficiary of any contract entered into by Tenant with the TI Architect, any consultant, any contractor or any subcontractor, and of any warranty made by any contractor or any subcontractor. Tenant may retain a third party project manager reasonably acceptable to Landlord to oversee the construction of the Tenant Improvements. The reasonable costs and fees of such project manager may be paid for out of the TI Fund (as defined in Section 5(d) below)).
1.Tenant Improvements.
(a)    Tenant Improvements Defined. As used herein, “Tenant Improvements” shall mean all improvements to the Premises desired by Tenant of a fixed and permanent nature. Other than funding the TI Allowance (as defined below) as provided herein, Landlord shall not have any obligation whatsoever with respect to the construct any improvements in the Premises. Landlord and Tenant acknowledge and agree that the Tenant Improvements may be constructed in multiple phases.
(b)    Tenant’s Space Plans. Tenant shall deliver to Landlord schematic drawings and outline specifications (the “TI Design Drawings”) detailing Tenant’s requirements for the Tenant Improvements.

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Not more than 5 business days thereafter, Landlord shall deliver to Tenant the written objections, questions or comments of Landlord and the TI Architect with regard to the TI Design Drawings. Tenant shall cause the TI Design Drawings to be revised to address such written comments and shall resubmit said drawings to Landlord for approval. Such process shall continue until Landlord has approved the TI Design Drawings.
(c)    Working Drawings. Following the approval of the TI Design Drawings by Landlord, Tenant shall cause the TI Architect to prepare and deliver to Landlord for review and comment construction plans, specifications and drawings for the Tenant Improvements (“TI Construction Drawings”), which TI Construction Drawings shall be prepared substantially in accordance with the TI Design Drawings. Tenant shall be solely responsible for ensuring that the TI Construction Drawings reflect Tenant’s requirements for the Tenant Improvements. Landlord shall deliver its written comments on the TI Construction Drawings to Tenant not later than 5 business days after Landlord’s receipt of the same; provided, however, that Landlord may not disapprove any matter that is consistent with the TI Design Drawings. Tenant and the TI Architect shall consider all such comments in good faith and shall, within 5 business days after receipt, notify Landlord how Tenant proposes to respond to such comments. Any disputes in connection with such comments shall be resolved in accordance with Section 2(d) hereof. Provided that the design reflected in the TI Construction Drawings is consistent with the TI Design Drawings, Landlord shall approve the TI Construction Drawings submitted by Tenant. Once approved by Landlord, subject to the provisions of Section 4 below, Tenant shall not materially modify the TI Construction Drawings except as may be reasonably required in connection with the issuance of the TI Permit (as defined in Section 3(a) below).
(d)    Approval and Completion. If any dispute regarding the design of the Tenant Improvements is not settled within 10 business days after notice of such dispute is delivered by one party to the other, Tenant may make the final decision regarding the design of the Tenant Improvements, provided (i) Tenant acts reasonably, (ii) that all costs and expenses resulting from any such decision by Tenant shall be payable out of the TI Fund, and (iii) Tenant’s decision will not affect the base Building, structural components of the Building or any Building systems (in which case Landlord shall make the final decision). Any changes to the TI Construction Drawings following Landlord’s and Tenant’s approval of same requested by Tenant shall be processed as provided in Section 4 hereof.
2.Performance of the Tenant Improvements.
(a)    Commencement and Permitting of the Tenant Improvements. Tenant shall commence construction of the Tenant Improvements upon obtaining and delivering to Landlord a building permit (the “TI Permit”) authorizing the construction of the Tenant Improvements consistent with the TI Construction Drawings approved by Landlord. The cost of obtaining the TI Permit shall be payable from the TI Fund. Landlord shall assist Tenant in obtaining the TI Permit. Prior to the commencement of the Tenant Improvements, Tenant shall deliver to Landlord a copy of any contract with Tenant’s contractors (including the TI Architect), and certificates of insurance from any contractor performing any part of the Tenant Improvement evidencing industry standard commercial general liability, automotive liability, “builder’s risk”, and workers’ compensation insurance. Tenant shall cause the general contractor to provide a certificate of insurance naming Landlord, Alexandria Real Estate Equities, Inc., and Landlord’s lender (if any) as additional insureds for the general contractor’s liability coverages required above.
(b)    Selection of Materials, Etc. Where more than one type of material or structure is indicated on the TI Construction Drawings approved by Tenant and Landlord, the option will be within Tenant’s reasonable discretion if the matter concerns the Tenant Improvements, and within Landlord’s sole and absolute subjective discretion if the matter concerns the structural components of the Building or any Building system.

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(c)    Tenant Liability. Tenant shall be responsible for correcting any deficiencies or defects in the Tenant Improvements.
(d)    Substantial Completion. Tenant shall substantially complete or cause to be substantially completed the Tenant Improvements in a good and workmanlike manner, in accordance with the TI Permit subject, in each case, to Minor Variations and normal “punch list” items of a non-material nature which do not interfere with the use of the Premises, respectively (“Substantial Completion” or “Substantially Complete”). Upon Substantial Completion of the Tenant Improvements in each phase of Tenant Improvements, Tenant shall require the TI Architect and the general contractor to execute and deliver, for the benefit of Tenant and Landlord, a Certificate of Substantial Completion in the form of the American Institute of Architects (“AIA”) document G704. For purposes of this Fifth Amendment Work Letter, “Minor Variations” shall mean any modifications reasonably required: (i) to comply with all applicable Legal Requirements and/or to obtain or to comply with any required permit (including the TI Permit); (ii) to comport with good design, engineering, and construction practices which are not material; or (iii) to make reasonable adjustments for field deviations or conditions encountered during the construction of the Tenant Improvements.
3.Changes. Any changes requested by Tenant to the Tenant Improvements after the delivery and approval by Landlord of the TI Design Drawings, shall be requested and instituted in accordance with the provisions of this Section 4 and shall be subject to the written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed.
(a)    Tenant’s Right to Request Changes. If Tenant shall request changes (“Changes”), Tenant shall request such Changes by notifying Landlord in writing in substantially the same form as the AIA standard change order form (a “Change Request”), which Change Request shall detail the nature and extent of any such Change. Such Change Request must be signed by Tenant’s Representative. Landlord shall review and approve or disapprove such Change Request within 5 business days thereafter, provided that Landlord’s approval shall not be unreasonably withheld, conditioned or delayed.
(b)    Implementation of Changes. If Landlord approves such Change and Tenant deposits with Landlord any Excess TI Costs (as defined in Section 5(d) below) required in connection with such Change, Tenant may cause the approved Change to be instituted. If any TI Permit modification or change is required as a result of such Change, Tenant shall promptly provide Landlord with a copy of such TI Permit modification or change.
4.Costs.
(a)    Budget For Tenant Improvements. Before the commencement of construction of the Tenant Improvements, Tenant shall obtain a detailed breakdown, by trade, of the costs incurred or that will be incurred, in connection with the design and construction of the Tenant Improvements (the “Budget”), and deliver a copy of the Budget to Landlord. The Budget shall be based upon the TI Construction Drawings approved by Landlord.
(b)     TI Allowance. Landlord shall provide to Tenant a “TI Allowance” in the maximum amount $2,346,000, which is included in the Base Rent set forth in the Lease.
The TI Allowance shall be disbursed in accordance with this Fifth Amendment Work Letter. Except as provided in the immediately following paragraph, Tenant shall have no right to the use or benefit (including any reduction to Base Rent) of any portion of the TI Allowance not required for the construction of (i) the Tenant Improvements described in the TI Construction Drawings approved pursuant to Section 2(d) or (ii) any Changes pursuant to Section 4. Tenant shall have no right to any portion of the TI Allowance that is not disbursed before January 1, 2021.

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Notwithstanding anything to the contrary contained herein, Tenant may use all or any portion of the TI Allowance to construct Tenant Improvements, subject to all of the terms and conditions of this Fifth Amendment Work Letter, in that certain Premises leased by Tenant from Landlord pursuant to that certain Lease Agreement dated as of July 21, 2008, as amended by that certain First Amendment to Lease dated as of April 13, 2015, as further amended by that certain Second Amendment to Lease dated as of January 24, 2017, and as further amended by that certain Consent to Assignment and Third Amendment to Lease dated of even date herewith.
(c)    Costs Includable in TI Fund. The TI Fund shall be used solely for the payment of design (including A&E drawings), permits and construction costs in connection with the construction of the Tenant Improvements, including, without limitation, the cost of electrical power and other utilities used in connection with the construction of the Tenant Improvements, the cost of preparing the TI Design Drawings and the TI Construction Drawings, all costs set forth in the Budget, including and the cost of Changes (collectively, “TI Costs”). Notwithstanding anything to the contrary contained herein, except as provided below, the TI Fund shall not be used to purchase any furniture, personal property or other non-Building system materials or equipment, including, but not be limited to, non-ducted biological safety cabinets and other scientific equipment not incorporated into the Tenant Improvements; provided, however, that the TI Fund may be used for Tenant’s voice and data cabling, special electrical power distribution, telephone and security systems.
(d)    Excess TI Costs. Landlord shall have no obligation to bear any portion of the cost of any of the Tenant Improvements except to the extent of the TI Allowance. If at any time and from time-to-time, the remaining TI Costs under the Budget exceed the remaining unexpended TI Allowance (“Excess TI Costs”), monthly disbursements of the TI Allowance shall be made in the proportion that the remaining TI Allowance bears to the outstanding TI Costs under the Budget, and Tenant shall fund the balance of each such monthly draw. For purposes of any litigation instituted with regard to such amounts, those amounts required to be paid by Tenant will be deemed Rent under the Lease. The TI Allowance and Excess TI Costs is herein referred to as the “TI Fund.” Notwithstanding anything to the contrary set forth in this Section 5(d), Tenant shall be fully and solely liable for TI Costs and the cost of Minor Variations in excess of the TI Allowance.
(e)    Payment for TI Costs. During the course of design and construction of the Tenant Improvements, Landlord shall reimburse Tenant for TI Costs once a month against a draw request in Landlord’s standard form, containing evidence of payment of such TI Costs by Tenant and such certifications, lien waivers (including a conditional lien release for each progress payment and unconditional lien releases for the prior month’s progress payments), inspection reports and other matters as Landlord customarily obtains, to the extent of Landlord’s approval thereof for payment, no later than 30 days following receipt of such draw request. Upon completion of the Tenant Improvements (and prior to any final disbursement of the TI Fund), Tenant shall deliver to Landlord: (i) sworn statements setting forth the names of all contractors and first tier subcontractors who did the work and final, unconditional lien waivers from all such contractors and first tier subcontractors; (ii) as-built plans (one copy in print format and two copies in electronic CAD format) for such Tenant Improvements; (iii) a certification of substantial completion in Form AIA G704, (iv) a certificate of occupancy for the Premises; and (v) copies of all operation and maintenance manuals and warranties affecting the Premises.
5.Miscellaneous.
(a)    Consents. Whenever consent or approval of either party is required under this Fifth Amendment Work Letter, that party shall not unreasonably withhold, condition or delay such consent or approval, except as may be expressly set forth herein to the contrary.

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(b)    Modification. No modification, waiver or amendment of this Fifth Amendment Work Letter or of any of its conditions or provisions shall be binding upon Landlord or Tenant unless in writing signed by Landlord and Tenant.
(c)    Default. Notwithstanding anything set forth herein or in the Lease to the contrary, Landlord shall not have any obligation to fund any portion of the TI Fund during any period Tenant is in Default under the Lease.

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